Filed pursuant to Rule 433
Dated May 28, 2009
Registration No. 333-159109
US$1,000,000,000 8.125% NOTES DUE 2019

Issuer:	Corporación Andina de Fomento
Security Description:	Senior Unsecured Notes
Transaction Type:	SEC Registered
Currency:	US Dollars
Total Principal Amount:	US$ 1,000,000,000
Offering Price:	99.825%
Gross Proceeds:	US$ 998,250,000
Coupon:	8.125%
Maturity:	June 4, 2019
Yield to Maturity:	8.151%
Benchmark Treasury:	3.125% due May 15, 2019
Benchmark Treasury Price and Yield:	95-20+ (3.651%)
Spread to Benchmark Treasury:	450 basis points
Ratings:	A1 / A+ / A+ (1)
Interest Payment Dates:	June 4 and December 4, commencing December 4, 2009
Day Count Convention:	30/360
Trade Date:	May 28, 2009
Settlement Date:	T+5; June 4, 2009
SEC Registered Global:	ISIN: US219868BN58 CUSIP: 219868 BN5
Form and Denomination:	The notes will be issued in fully registered form in denominations of US$1,000 and integral multiples of US$1,000 in excess thereof
Joint Bookrunners:	Credit Suisse Securities (USA) LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated
(1)	These securities ratings have been provided by Moody’s, S&P and Fitch Ratings. These ratings are not a recommendation to buy, sell or hold these securities. Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of any other rating.
This communication is intended for the sole use of the person to whom it is provided by the issuer.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC collect at 212-325-2580 or Merrill Lynch, Pierce Fenner & Smith Incorporated toll-free at 800-294-1322.
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